FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Lynne C. Wilson, Senior Vice President and Chief Financial Officer
Telephone: 888-479-9111, ext. 4108
E-mail: lwilson@marlincorp.com
Marlin Business Services Corp. Announces Pricing of Offering by Selling
Shareholder
MT. LAUREL, NJ -November 15, 2006. Marlin Business Services Corp. (NasdaqGM: MRLN) announced the pricing of a public offering by Primus Capital Fund IV Limited Partnership and its affiliate, of an aggregate of 870,000 shares of its common stock at $22.00 per share. The Company will not receive any proceeds from the sale of the shares of common stock being offered by Primus Capital Fund IV Limited Partnership and its affiliate.
Piper Jaffray & Co. is the sole manager for the offering. Primus Capital Fund IV Limited Partnership and its affiliate have granted the underwriter a 30-day option to purchase up to 130,000 additional shares of common stock.
The offering is expected to close on November 21, 2006, subject to the terms and conditions of the purchase agreement.
About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City. For more information, visit http://www.marlincorp.com or call toll-free at (888) 479-9111.
The registration statement relating to the common shares has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Piper Jaffray & Co.